Exhibit 10.5

VIA HAND DELIVERY

September 20, 2016

Abbie C. Celniker, Ph.D.

560 Chestnut Street

Newton, MA 02468

Dear Abbie:

As we have discussed, your employment with Eleven Biotherapeutics (the “Company”) will end effective immediately following the closing (such closing date, the “Separation Date”) of the acquisition by the Company of Viventia Bio Inc. (“Viventia”) pursuant to a Share Purchase Agreement (the “Agreement”) by and among the Company, Viventia, the shareholders of Viventia named on the signature pages thereto and, for certain limited purposes, Clairmark Investments Ltd., pursuant to which Agreement the Company will acquire all of the outstanding equity interests in Viventia and Viventia will become a wholly-owned subsidiary of the Company (the “Transaction”). If you sign and return this letter agreement to me on or before November 7, 2016 but no earlier than the Separation Date and do not revoke your agreement (as described below), you will be eligible to receive the severance benefits described in paragraph 1 below. By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least forty-five (45) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the severance benefits is expressly conditioned on this letter agreement becoming binding between you and the Company, the following will apply regardless of whether you enter into this letter agreement:

•	You will receive payment for your final wages and any unused vacation time accrued through the Separation Date. As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

•	You may, if eligible and available, elect to continue receiving group medical, dental and vision insurance at your own cost pursuant to COBRA. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.

•	You must keep confidential and not use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 11 below (your “non-disclosure obligations”). Further, your continuing obligations set forth in the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, which you previously executed for the benefit of the Company, remain in full force and effect.

•	You must return to the Company all Company property on or before the Separation Date, or immediately upon request by the Company.

Additionally, the following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period:

1. Severance Benefits – The Company will provide you with the following severance benefits (the “severance benefits”) in full satisfaction of its obligations under Section 11 of your employment letter dated December 20, 2013 (the “Employment Letter”):

a.	Severance Pay. The Company will pay to you an amount equal to twelve (12) months of your current base salary. This severance pay will be paid in a lump sum pursuant to the Company’s regular payroll practices, but in no event later than the next regular payroll date following the expiration of the Revocation Period.

b.	COBRA Benefits. Should you timely elect and be eligible to continue receiving group medical, dental and vision insurance pursuant to COBRA, and provided that the Company continues to offer medical, dental and vision plans, the Company will, until the earlier of (x) the date that is one (1) month following the Separation Date, and (y) the date on which you become eligible for coverage after commencing new employment (as applicable, the “COBRA Continuation Period”), continue to pay the same share of the premiums for such coverage as it pays for active and similarly situated employees receiving the same type of coverage (the “COBRA Benefits”). The remaining balance of any premium costs during the COBRA Continuation Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you become eligible for medical, dental, and/or vision insurance coverage in connection with new employment prior to the date that is one (1) month following the Separation Date, you will so inform the Company in writing within five (5) business days prior to beginning such new employment. You agree that you shall not be entitled to any further COBRA Benefits pursuant to Section 11.A.(ii) of your Employment Letter, and you hereby waive your right to such benefits, except as described in this paragraph 1(b).

c.	Equity Acceleration. Except as described in paragraph 2 below, all of your outstanding unvested equity grants shall be accelerated, such that all unvested equity grants shall vest and become fully exercisable or non-forfeitable as of the effective date of this letter agreement.

d.	Bonus. The Company will pay to you an amount equal to your annual target bonus payment, as described in Section 5 of your Employment Letter, in one lump sum in accordance with the Company’s regular payroll practices, but in no event later than the next regular payroll date following the expiration of the Revocation Period.

e.

Board Service and Stock Options. As of the Separation Date, you shall continue to serve as a member of the Company’s Board of Directors (the “Board”). The Company and you agree that the Incentive Stock Option Agreements between the Company and you dated March 15, 2013 and October 31, 2013 (the “Amended Stock Options”) are

hereby amended to provide that all references to “employment” in Section 9 thereof shall refer to “service as an employee, officer or director of, or consultant or advisor (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended) to, the Company or any other entity the employees, officers, directors, consultants or advisors of which are eligible to receive option grants under the Company’s 2014 Stock Incentive Plan.” All other provisions of the Amended Stock Options and any other stock option agreement or restricted stock unit agreement between the Company and you shall remain in full force and effect, except as specifically modified by this letter agreement (including paragraph 2 below).

Notwithstanding the foregoing or the provisions of any stock option agreement between the Company and you, you acknowledge that: (1) the Amended Stock Options will be treated as nonstatutory stock options beginning as of the date of this letter agreement and (2) any other outstanding stock options that were granted in connection with your employment with the Company and that were intended to be incentive stock options at the time of grant will be treated as nonstatutory stock options beginning three (3) months after the Separation Date.

2. Modified Section 280G Cutback – You acknowledge that you have been notified by the Company pursuant to Section 13.D of your Employment Letter that the Company has determined that certain payments or benefits due to you constitute Contingent Compensation Payments (as defined in Section 13.C(ii) of your Employment Letter) and that a portion of such Contingent Compensation Payments shall be treated as Eliminated Payments pursuant to Section 13.A of your Employment Letter. You hereby acknowledge that you agree with the Company’s determination. Pursuant to Section 13 of your Employment Letter, the number of shares subject to the Incentive Stock Option Agreement between the Company and you dated February 25, 2016 evidencing the grant to you of an option to purchase 180,000 shares shall be reduced by 69,595 shares, such shares coming from the latest vesting tranches of the time-based vesting portion of such option grant (the “Eliminated Options”). The Eliminated Options are hereby cancelled and you forfeit any rights to such Eliminated Options.

3. Release – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen.

Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, any claims arising out of or related to the Employment Letter); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding).

4. Continuing Obligations – You acknowledge and reaffirm your non-disclosure obligations discussed in this letter agreement, as well as the obligations set forth in the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, which survive your separation from employment with the Company. You further agree that following the Separation Date, you will make yourself available by telephone (or otherwise, if mutually agreeable) for consultation from time to time, upon reasonable notice, to provide information the Company may request concerning your former duties and responsibilities and/or knowledge or information you may possess that is related to the Company’s business. You acknowledge and agree that the severance benefits described in paragraph 1 are being provided to you as consideration for your compliance with all terms and conditions set forth in this letter agreement including, but not limited to, the post-employment consultation obligations described in this paragraph, and that you are not entitled to any additional compensation or benefits for such consultations.

5. Non-Disparagement – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 12 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.

6. Return of Company Property – Upon the Company’s request, you agree to return any Company keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in your possession or control that you will not need to serve as a member of the Board. You confirm that you have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts, unless needed to serve as a member of the Board.

7. Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. You agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

8. Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages (including overtime), bonuses, and accrued, unused vacation time, and that no other compensation is owed to you except as explicitly provided herein.

9. Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10. Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11. Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise provided by paragraph 12 below, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

12. Scope of Disclosure Restrictions – Nothing in this letter agreement or elsewhere prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

13. Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14. Eligibility for Severance Program – Attached to this letter agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits that the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.

15. Acknowledgments and Voluntary Assent – You acknowledge that you have been given at least forty-five (45) days to consider this letter agreement, including Attachment A, that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement, and that you have had an opportunity to do so. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16. Applicable Law – This letter agreement and its Attachment A shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts or, if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

17. Entire Agreement – This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.

18. Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 1 of this letter agreement or with respect to the matters described in paragraph 2 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me at (617)-871-9911.

Very truly yours,

By:	/s/ Daniel Lynch
Daniel Lynch
Board Member and Chairman of Eleven Biotherapeutics, Inc.

I hereby agree to the terms and conditions set forth above and in Attachment A. I have been given at least forty-five (45) days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement become a binding letter agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Abbie C. Celniker Abbie C. Celniker	September 20, 2016 Date

To be returned in a timely manner as set forth on the first page of this letter agreement.